Exhibit 5.1
August 3, 2006
Horizon Offshore, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042
Ladies and Gentlemen:
     We have acted as counsel for Horizon Offshore, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-8 (the “Registration Statement”) with respect to the issuance by the Company of 150,000 shares of Common Stock of the Company, $.00001 par value per share (the “Common Stock”), pursuant to the terms of the Horizon Offshore, Inc. 2006 Director Stock Plan (the “Plan”).
     Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued on the terms described in the Plan, will be legally issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:	/s/ William B. Masters
William B. Masters
Partner